Exhibit 99.1

NEWS RELEASE

	CONTACTS:	Wayne Whitener
Chief Executive Officer
TGC Industries, Inc.
(972) 881-1099

Jack Lascar, Partner
Karen Roan, SVP
FOR IMMEDIATE RELEASE		DRG&E (713) 529-6600

TGC Industries Reports Second Quarter 2007 Results

PLANO, TEXAS – JULY 23, 2007 – TGC Industries, Inc. (AMEX: TGE) today announced that its second quarter results were adversely affected by severe flooding conditions in the Mid-continent and Southwestern areas of the United States.  Although revenues increased substantially from the second quarter of 2006, the business mix was more heavily weighted toward lower margin shot-hole contracts, and the Company’s eight seismic crews were idled for an average of 11 days each during the quarter which significantly lowered operating income.

Second quarter 2007 year-over-year revenues increased 46 percent due to the operation of eight seismic crews versus seven crews operating in the 2006 second quarter, as well as the fact that over 40 percent of revenues were derived from lower margin shot-hole contract business, which is one of two energy sources used to acquire seismic data.  During the prior year’s second quarter, approximately 20 percent of revenues were derived from shot-hole contracts. These contracts typically generate higher revenues but lower gross margins than vibroseis contracts due to higher third party costs as a percentage of revenues.  As mentioned earlier, second quarter results were negatively impacted by persistent rainfall conditions in May and June, resulting in all eight crews being idled for an average of 11 days per crew.  In addition, depreciation and amortization expense increased 61 percent to $3.5 million from $2.2 million in the second quarter of 2006 due to the addition of approximately $22.5 million in new equipment since June 30, 2006.

Net income for the second quarter of 2007 was $1.3 million, or $0.08 per diluted share, on revenues of $21.7 million compared to net income of $2.1 million, or $0.12 per diluted share, on revenues of $14.9 million for the second quarter of 2006.  EBITDA (earnings before net interest expense, taxes, depreciation and amortization) increased to $6.0 million in the second quarter of 2007 from $5.8 million in last year’s second quarter.  All per share amounts have been adjusted to reflect the five percent stock dividend declared on March 30, 2007 to shareholders of record as of April 13, 2007 and paid on April 27, 2007.

Wayne Whitener, TGC Industries’ President and Chief Executive Officer, said, “We continued to be affected by bad weather during the second quarter, which materially increased our cost of services and in turn affected our gross margin.  Furthermore, an unusually large percentage of our revenues in the second quarter came from our shot-hole contracts, which generate higher revenues but lower gross margins than our vibroseis contracts due to higher third party costs as a percentage of revenue.

“For the balance of the year, we continue to expect solid demand for our services.  In April, we took delivery of the 4,000 additional channels of ARAM ARIES recording equipment, bringing our available recording capacity to 36,000 channels.  Additionally, we ended the quarter with a backlog of approximately $60 million, which provides us with excellent visibility into early 2008.”

SECOND QUARTER 2007

During the quarter, the Company enhanced its crews’ productivity due to the use of six ARAM ARIES seismic recording systems versus five ARAM ARIES systems in use during the second quarter of 2006. Furthermore, eight seismic crews were operational during the second quarter of 2007 versus seven seismic crews operating as of the last two months of the second quarter of 2006.

Income from operations during the second quarter of 2007 declined to $2.5 million from $3.6 million a year ago mainly due to an increase in the cost of services, which rose to 68.3 percent of revenues in the second quarter of 2007 from 56.3 percent of revenues for the second quarter of 2006.  Income from operations as a percentage of revenues declined to 11.3 percent in the second quarter of 2007 from 24.3 percent in the second quarter of 2006 primarily due to increased costs associated with shot-hole contracts and the impact of inclement weather which partially idled all eight seismic crews.

Income before income taxes was $2.3 million compared to $3.4 million a year ago.  Income before income taxes as a percentage of revenues decreased to 10.4 percent in the second quarter of this year from 22.9 percent during the second quarter of 2006.  The effective tax rate in the second quarter of 2007 was 41.0 percent compared to 39.7 percent in last year’s second quarter.

EBITDA for the second quarter increased to $6.0 million,  27.5 percent of revenues, from $5.8 million, 39.0 percent of revenues, for the second quarter of 2006.  A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables.

YEAR-TO-DATE 2007

 Revenues for the first half of 2007 increased 35.8 percent to $40.3 million from $29.7 million during the same period last year.  Income from operations declined 26.2 percent to $6.1 million from $8.3 million a year ago.  EBITDA increased 6.0 percent to $12.9 million for the first half of 2007 compared to $12.2 million for same period last year.  Cost of services was 63.6 percent of revenues for the first half of 2007 compared to 54.4 percent of revenues in the first half of 2006.

Net income for the first six months of 2007 was $3.4 million compared to $4.8 million, a 29.3 percent decline from the first half of 2006.  Diluted earnings per share for the first half of 2007 were $0.21 compared to $0.29 in the comparable period a year ago.

CONFERENCE CALL

TGC Industries has scheduled a conference call for Monday, July 23, 2007, at 9:30 a.m. eastern time.  To participate in the conference call, dial 303-262-2140 at least 10 minutes before the call begins and ask for the TGC Industries conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until July 30, 2007.  To access the replay, dial 303-590-3000 using a pass code of 11093166.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com.  To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas, with branch offices in Houston and Oklahoma City, is one of the leading providers of seismic data acquisition services throughout the continental United States.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward looking statements. There can be no assurance that those expectations and projections will prove to be correct.

- Tables to follow -

TGC INDUSTRIES, INC.

Statements of Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	Unaudited		Unaudited

Revenue	$21,717,840	$14,894,774	$40,326,136	$29,688,481

Cost and expenses
Cost of services	14,825,158	8,380,445	25,638,804	16,140,591
Selling, general, administrative	926,500	708,901	1,758,059	1,355,203
Depreciation and amortization expense	3,509,530	2,183,091	6,811,027	3,902,970
	19,261,188	11,272,437	34,207,890	21,398,764

INCOME FROM OPERATIONS	2,456,652	3,622,337	6,118,246	8,289,717

Interest expense	191,280	212,529	347,435	408,687

INCOME BEFORE INCOME TAXES	2,265,372	3,409,808	5,770,811	7,881,030

Income tax expense current	929,805	1,352,879	2,355,829	3,051,944

NET INCOME	$1,335,567	$2,056,929	$3,414,982	$4,829,086

Earnings per common share:
Basic	$.08	$.13	$.21	$.29
Diluted	$.08	$.12	$.21	$.29

Weighted average number of common shares outstanding:
Basic	16,539,912	16,412,265	16,525,310	16,394,413
Diluted	16,622,994	16,536,945	16,616,396	16,522,745

The statements of income reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the interim periods.  The results of the interim periods are not necessarily indicative of results to be expected for the entire year.

TGC INDUSTRIES, INC.

Condensed Balance Sheets

	June 30,	December 31,
	2007	2006
	(Unaudited)	(Note)

Cash and cash equivalents	$5,551,842	$9,388,769
Receivables (net)	6,862,721	7,448,602
Pre-Paid expenses and other	4,328,086	1,691,156
Current assets	16,742,649	18,528,527
Other assets (net)	222,347	222,347
Property and equipment (net)	40,661,747	37,648,646
Total assets	$57,626,743	$56,399,520

Current liabilities	$16,266,209	$17,350,147
Long-term obligations	2,670,534	4,006,215
Shareholders’ equity	38,690,000	35,043,158
Total liabilities & equity	$57,626,743	$56,399,520

Note:  The balance sheet at December 31, 2006 has been derived from the audited financial statements at that date.

TGC INDUSTRIES, INC.

Reconciliation of EBITDA to Net Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net income	$1,335,567	$2,056,929	$3,414,982	$4,829,086
Depreciation	3,509,530	2,183,091	6,811,027	3,902,970
Interest	191,280	212,529	347,435	408,687
Income tax expense	929,805	1,352,879	2,355,829	3,051,944

EBITDA	$5,966,182	$5,805,428	$12,929,273	$12,192,687

The Company defines EBITDA as net income plus expenses of interest, income taxes, depreciation and amortization.  The Company uses EBITDA as a supplemental financial measure to assess: (i) the financial performance of the Company’s assets without regard to financing methods, capital structures, taxes or historical cost basis; (ii) the Company’s liquidity and operating performance over time and in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and (iii) the ability of the Company’s assets to generate cash sufficient to the Company to pay potential interest expenses.

The Company understands that investors use EBITDA to assess the Company’s performance.  However, EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles (“GAAP”).  When assessing the Company’s operating performance or the Company’s liquidity, investors should not consider EBITDA in isolation or as a substitute for the Company’s net income, cash flow from operating activities, or other cash flow data calculated in accordance with GAAP.  EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies.  Therefore, EBITDA, as presented herein, may not be comparable to similarly titled measures of other companies.  Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, income taxes, depreciation and amortization.

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